Exhibit to Item 77Q1


January 24, 2008


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for RiverSource Income Series, Inc. (the "Registrant"), and, under the date of July 20, 2007, we reported on the Registrant's financial statements for RiverSource Income Builder Basic Income Fund, RiverSource Income Builder Enhanced Income Fund and RiverSource Income Builder Moderate Income Fund as of and for the fiscal year ended May 31, 2007, and for the fiscal period from February 16, 2006 (when shares became publicly available) to May 31, 2006. On April 13, 2007, we were dismissed. We have read the Registrant's statements included under Sub-Item 77K of its Form N-SAR, dated on January 24, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that (i) The Joint Audit Committee and the Board of Directors of the Registrant approved the dismissal of KPMG LLP on April 12, 2007, or (ii) the statements in the last paragraph.

Very truly yours,

/s/ KPMG LLP